Exhibit 99.1

Cadence Pharmaceuticals Reports First Quarter 2012 Financial Results

SAN DIEGO, CA – May 3, 2012 – Cadence Pharmaceuticals, Inc. (NASDAQ: CADX), a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting, today reported financial results for the first quarter ended March 31, 2012.

During the first quarter of 2012, Cadence reported net product revenue of $8.0 million, an increase of $7.6 million as compared to the first quarter of 2011. As compared to the quarter ended December 31, 2011, net product revenue for the first quarter of 2012 increased $2.1 million, or 36%, from $5.9 million.

As of March 31, 2012, approximately 2,700 unique accounts had ordered OFIRMEV® (acetaminophen) injection, an increase of approximately 20% quarter-over-quarter, and an estimated 330,000 to 410,000 patients were treated with OFIRMEV in just the first three months of 2012.

“Demand for OFIRMEV continued to grow at a strong pace in the first quarter, and I am encouraged by the underlying trends. Our customer base has increased and our customers made larger orders of the product as compared to the previous quarter,” said Ted Schroeder, President and CEO of Cadence. “Our team is focused on expanding on these positive trends and driving continued adoption and revenue growth of OFIRMEV.”

Cadence believes that returns related to the voluntary recall of a single lot of OFIRMEV that was announced in February 2012 have been substantially completed. While some customers experienced a short-term supply delay as a result of the temporary suspension of shipments from the supplier of the recalled lot, the company was able to accelerate the delivery of product from another supplier and quickly resumed normal shipments.

Financial Results

Net product revenue was $8.0 million for the three months ended March 31, 2012, an increase of $7.6 million from the $0.4 million in net product revenue reported for the three months ended March 31, 2011. Cadence defers revenue recognition on shipments to wholesale distributors until the product is sold through to end-user hospitals and as of March 31, 2012, the company had recorded net deferred revenue of $1.6 million, an increase of $1.2 million from the $0.4 million in net deferred revenue reported at March 31, 2011.

For the three months ended March 31, 2012, Cadence reported a net loss of $22.7 million, or $0.27 per share, compared to a net loss of $24.4 million, or $0.39 per share, for the comparable period in 2011. Costs and expenses for the three months ended March 31, 2012 increased $6.0 million to $29.6 million, from $23.6 million reported for the same period in 2011. This increase in costs and expenses for the 2012 period was primarily a result of higher costs of product sales and higher selling, general and administrative expenses incurred during the current period as compared to the same period in 2011. The increase in product sales costs in the first quarter of 2012 was mostly attributable to increased net sales and higher freight and unabsorbed manufacturing costs as compared to the first quarter of 2011. Cadence suspended production by its primary supplier in connection with an ongoing investigation into the cause of unidentified particulate matter observed during routine product stability testing, and it incurred higher freight costs to expedite certain shipments of OFIRMEV in connection with the transition to its secondary supplier. The company also incurred unabsorbed manufacturing costs due to fixed costs that continued be incurred despite the temporary suspension of production by the company’s primary supplier. The increase in selling, general and administrative costs was mostly attributable to increased commissions paid to Cadence’s hospital sales specialists as a result of increased revenue, combined with increased selling costs incurred by the sales specialists as they implemented a variety of marketing programs during the first quarter of 2012 to inform customers about OFIRMEV.

As of March 31, 2012, Cadence held cash, cash equivalents and short-term investments of $108.6 million and net accounts receivable of $3.2 million.

Guidance

As of May 3, 2012, Cadence expects that net product revenue from sales of OFIRMEV for the three months ending June 30, 2012 will range from approximately $10.0 million to $10.4 million.

Conference Call and Webcast on May 3, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time)

Cadence management will host a conference call on May 3, 2012 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) and interested investors may participate in the conference call by dialing (877) 303-9145 (domestic) or (760) 536-5203 (international). To access the webcast, please visit the company’s website at www.cadencepharm.com and go to the Investors page. A replay of the webcast will be available approximately two hours after the call and remain available on the company’s website until the next quarterly financial results call.

About OFIRMEV® (Acetaminophen) Injection

OFIRMEV (acetaminophen) injection (1000 mg / 100 mL, 10 mg / mL; for intravenous use only), Cadence Pharmaceuticals’ proprietary intravenous formulation of acetaminophen, is indicated for the management of mild to moderate pain, the management of moderate to severe pain with adjunctive opioid analgesics, and the reduction of fever. The FDA approval of OFIRMEV was based on data from clinical trials in approximately 1,020 adult and 355 pediatric patients. These trials included two studies evaluating the safety and effectiveness of OFIRMEV in the treatment of pain, and one study evaluating OFIRMEV in the treatment of fever. The effectiveness of OFIRMEV for the treatment of acute pain and fever has not been studied in pediatric patients less than 2 years of age.

Important Safety Information

Do not exceed the maximum recommended daily dose of acetaminophen. Administration of acetaminophen by any route in doses higher than recommended may result in hepatic injury, including the risk of severe hepatotoxicity and death. OFIRMEV is contraindicated in patients with severe hepatic impairment, severe active liver disease or with known hypersensitivity to acetaminophen or to any of the excipients in the formulation. Acetaminophen should be used with caution in patients with the following conditions: hepatic impairment or active hepatic disease, alcoholism, chronic malnutrition, severe hypovolemia, or severe renal impairment. OFIRMEV should be administered only as a 15-minute intravenous infusion. Discontinue OFIRMEV immediately if symptoms associated with allergy or hypersensitivity occur. Do not use in patients with acetaminophen allergy. The most common adverse reactions in patients treated with OFIRMEV were nausea, vomiting, headache, and insomnia in adult patients and nausea, vomiting, constipation, pruritus, agitation, and atelectasis in pediatric patients. The antipyretic effects of OFIRMEV may mask fever in patients treated for post-surgical pain.

For more information, please see the complete OFIRMEV Prescribing Information, available at www.OFIRMEV.com or www.cadencepharm.com.

About Cadence Pharmaceuticals, Inc.

Cadence Pharmaceuticals is a biopharmaceutical company focused on acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. The current version of Cadence Pharmaceuticals’ corporate presentation may be viewed on the Investors page of www.cadencepharm.com under “Events & Presentations” by selecting “Corporate Overview.”

Forward-Looking Statements

Statements included in this press release and Cadence’s conference call that are not a description of historical facts are forward-looking statements. Words such as “plans,” “believes,” “expects,” “anticipates,” and “will,” and similar expressions, are intended to identify forward-looking statements, and are based on Cadence’s current beliefs and expectations. Such statements include, without limitation, statements regarding: Cadence’s financial guidance, expectations regarding sales and revenue growth and the market opportunity for OFIRMEV; the status of the recall of a single lot of OFIRMEV; the status of Cadence’s ongoing investigation into certain quality issues; and Cadence’s ability to execute its strategies for acquiring, in-licensing, developing and commercializing proprietary products principally for use in the hospital setting. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Cadence’s actual future results may differ materially from Cadence’s current expectations due to the risks and uncertainties inherent in its business. These risks include, but are not limited to: Cadence’s dependence on the successful commercialization of OFIRMEV, which is Cadence’s only product; Cadence’s ability to achieve broad market acceptance and generate revenues from sales of OFIRMEV; Cadence’s dependence on its contract manufacturers and its ability to ensure an adequate and continued supply of OFIRMEV to meet market demand; Cadence’s ability to successfully enforce its marketing exclusivities and intellectual property rights, and to defend the patents covering OFIRMEV, including in current patent litigation with the parties that have submitted abbreviated new drug applications (“ANDAs”) for generic versions of OFIRMEV; the potential that Cadence may be required to continue patent litigation for substantial lengths of time or file additional lawsuits to defend its patent rights from challenges by companies that have submitted ANDAs for generic versions of OFIRMEV, and the substantial costs associated with such lawsuits; the potential introduction of generic competition to OFIRMEV in the event Cadence is unsuccessful in current or future patent litigation; Cadence’s dependence on its licensors for the maintenance and enforcement of its intellectual property rights; the potential product liability exposure associated with pharmaceutical products such as OFIRMEV and other products Cadence may in-license or acquire; Cadence’s ability to fully comply with numerous federal, state and local laws and regulatory requirements that apply to its commercial activities; public concern regarding the safety of drug products such as OFIRMEV, which could result in the implementation by regulatory agencies of new requirements to include unfavorable information in the labeling for OFIRMEV; the risk that Cadence may not be able to raise sufficient capital when needed, or at all; and other risks detailed under “Risk Factors” and elsewhere in Cadence’s periodic reports and other filings made with the Securities and Exchange Commission from time to time. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995, and Cadence undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

Cadence® and OFIRMEV® are trademarks of Cadence Pharmaceuticals, Inc.

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Contact:	William R. LaRue	Kelli France
	SVP & Chief Financial Officer	Media Relations
	Cadence Pharmaceuticals, Inc.	WCG
	Phone: 858-436-1400	Phone:415-946-1076

CADENCE PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2012	2011
Revenue:
Product revenue, net	$8,004	$350

Total revenues	8,004	350

Costs and expenses:
Cost of product sales	4,246	289
Amortization of patent license	336	560
Research and development	1,511	2,746
Selling, general and administrative	23,531	19,978

Total costs and expenses	29,624	23,573

Loss from operations	(21,620)	(23,223)
Other expense, net	(1,053)	(1,149)

Net loss	$(22,673)	$(24,372)

Basic and diluted net loss per share(1)	$(0.27)	$(0.39)

Shares used to compute basic and diluted net loss per share(1)	85,519	63,184

(1)	There is a lack of comparability in the per share amounts between the periods presented as a result of the issuance of 21,800 shares of common stock pursuant to a public offering in November 2011.

CADENCE PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2012	2011
	(unaudited)
Assets
Current assets:
Cash, cash equivalents and short-term investments	$108,633	$127,227
Restricted cash	450	450
Accounts receivable, net	3,196	2,703
Inventory	2,561	1,388
Prepaid expenses and other current assets	1,485	1,161

Total current assets	116,325	132,929
Property and equipment, net	10,736	10,569
Intangible assets, net	13,097	13,433
Restricted cash	190	190
Other assets	7,032	7,039

Total assets	$147,380	$164,160

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$5,736	$3,801
Accrued liabilities	11,351	10,945
Deferred revenue	1,595	1,291
Current debt, less discount	2,541	—

Total current liabilities	21,223	16,037
Other liabilities	272	117
Long-term debt, less discount	26,290	28,696
Total stockholders’ equity	99,595	119,310

Total liabilities and stockholders’ equity	$147,380	$164,160